CONTRAN DEFERRED COMPENSATION TRUST NO. 2


              This Agreement is made as of this 1st day of October, 1995 by and between Contran Corporation, a Delaware corporation ("Company"), and NationsBank of Texas, N.A., a national banking association ("Trustee").

              WHEREAS, Company has adopted the nonqualified deferred compensation plan(s) as listed in Appendix A (the "Plan(s)").

              WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan(s) with respect to the individuals participating in such Plan(s);

              WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan(s);

              WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan(s) as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management of highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

              WHEREAS,  it   is   the  intention   of   Company   to  make
          contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan(s); and

              WHEREAS, for  purposes  of this  Trust  Agreement,  the term
          "subsidiary" of Company shall mean  an entity that is  controlled
          by  Company   directly  or   indirectly  through   one  or   more
          intermediaries;

              NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

               1.  Establishment Of Trust.

               (a)  Company hereby deposits with Trustee in trust:

                  (i) 260,458 shares of the common stock, par value $0.01 per share, of Valhi, Inc., a Delaware corporation and subsidiary of Company;


                  (ii) 97,065 shares of the common stock, par  value $1.00
                       per share, of Tremont Corporation, a Delaware corporation and subsidiary of Company; and

                  (iii) 134,720  shares  of  the  common  stock, par  value
                       $1.00 per share, of Keystone Consolidated Industries, Inc., a Delaware corporation and subsidiary of Company;

          all of which shares shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

              (b)  The Trust hereby established shall be irrevocable.

              (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

              (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

              (e) Company in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

              (f) Upon a Change of Control, Company shall, as soon as possible, but in no event longer than thirty days following the Change of Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan(s) as of the date on which the Change of Control occurred.

              2.  Payments to Plan Participants and Their Beneficiaries.

              (a) Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the withholding of any federal, state or local taxes as Company shall direct in writing to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall promptly pay to the Company in cash such amounts withheld. The Company shall pay such amounts withheld to the appropriate taxing authorities.

              (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan(s) shall be determined by Company or such party as it shall designate under the Plan(s), and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan(s).

              (c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan(s). Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan(s), Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

              (d) Company determination of Payment Schedules and a participant's entitlement to benefits shall be made annually by Company with respect to the deferred compensation accrued each year and may not thereafter be modified by Company without the participant's consent.

              3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent.

              (a)   Trustee  shall  cease  payment  of  benefits  to  Plan
          participants and their beneficiaries if the Company is Insolvent.
           Company shall  be considered  "Insolvent" for purposes  of this
          Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

              (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

                  (1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

                  (2) Unless  Trustee  has actual  knowledge  of Company's
              Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

                  (3) If at any  time Trustee has  determined that Company
              is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan(s) or otherwise.

                  (4) Trustee shall resume the payment of benefits to Plan
              participants  or  their  beneficiaries  in  accordance  with
              Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

                  (5) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

              4.  Payments to Company.

              Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan(s).

              5.  Investment Authority.

              (a) Except as may be limited by Section 5(b), the Trustee shall have the powers, rights and duties in addition to those provided elsewhere in this agreement or by law: to invest and reinvest part or all of the trust fund in any stocks, mutual fund shares (including proprietary funds of the Trustee or its affiliates), partnership interests, venture capital investments, bonds, debentures, notes, commercial paper, treasury bills, any common, commingled or collective trust funds (including proprietary funds of the Trustee or its affiliates), or pooled investment funds, any deposit accounts or funds maintained by a legal reserve life insurance company in accordance with an agreement between the Trustee and such insurance company or a group annuity contract issued by such insurance company to the Trustee as contractholder, any interest-bearing deposits held by any bank or similar financial institution (including Trustee or its affiliates), and to diversify such investments so as to minimize the risk of large losses unless under the circumstances it is clearly prudent not to do so.

              (b) Except as required by Section 2(a) to fund withholding obligations or unless the Company consents in writing, Trustee shall not sell or otherwise dispose of publicly traded securities of Contran subsidiaries that are deposited by Contran with the Trust. To the extent not limited by the preceding sentence or unless Company directs Trustee otherwise in writing, Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company or subsidiaries of the Company (provided securities or obligations of subsidiaries are publicly traded). Unless otherwise directed in writing by the Company, all rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants except that voting rights with respect to Trust assets will be exercised by the Company.

              (c) Company shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

              6.  Disposition of Income.

              During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

              7.  Accounting by Trustee.

              Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within thirty days following the close of each calendar year and within thirty days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

              8.  Responsibility of Trustee.

              (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan(s) or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

              (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, reasonable attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

              (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

              (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

              (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

              (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

              9.  Compensation and Expenses of Trustee.

              Company shall pay all administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

             10.  Resignation and Removal of Trustee.

              (a) Trustee may resign at any time by written notice to Company, which shall be effective thirty days after receipt of such notice unless Company and Trustee agree otherwise.

              (b) Trustee may be removed by Company on thirty days notice or upon shorter notice accepted by Trustee.

              (c)  Upon resignation or removal  of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within thirty days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

              (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

              11.  Appointment of Successor.

              (a)  If  Trustee resigns  or is  removed in  accordance with
          Section 10 or hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

              (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

              12.  Amendments or Termination.

              (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan(s) or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

              (b)  The Trust  shall not terminate until  the date on which
          Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s). Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

              (c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s), Company may terminate this Trust prior to the time all benefit payments under the Plan(s) have been made. All assets in the Trust at termination shall be returned to Company.

              13.  Miscellaneous.

              (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

              (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

              (c) This Trust Agreement shall be governed by and construed in accordance with the laws of Texas.

              (d) For purposes of this Trust, Change of Control shall mean the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of Company's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of Company's assets.

              14.  Effective Date.

              The effective date of this Trust  Agreement shall be October
          1, 1995.


          CONTRAN CORPORATION               NATIONSBANK OF TEXAS, N.A.




          By: /s/ Steven L. Watson          By:  /s/ Yvonne M. Utz
              --------------------------         -------------------------

              Steven L. Watson, Vice
              President                     Printed Name:  Yvonne M. Utz
                                                           ---------------


                                            Title:  Vice President
                                                    ----------------------





                                     APPENDIX A

                 List of Nonqualified Deferred Compensation Plan(s)

               1. Amended Deferred Compensation Agreement, dated as of October 1, 1995, between Contran Corporation, a Delaware corporation, and Harold C. Simmons, a resident of Dallas, Texas.